Columbia Funds Variable Insurance Trust - Semi-Annual N-SAR report for the period ending 6/30/11

Columbia Variable Portfolio - Asset Allocation Fund
Columbia Federal Securities Fund, Variable Series
Columbia International Fund, Variable Series
Columbia Large Cap Growth Fund, Variable Series
Columbia Large Cap Value Fund, Variable Series
Columbia Mid Cap Value Fund, Variable Series
Columbia Variable Portfolio - Money Market Fund
Columbia S&P 500(R) Index Fund, Variable Series
Columbia Variable Portfolio - Select Large Cap Growth Fund
Columbia Variable Portfolio - Small Cap Value Fund
Columbia Variable Portfolio - Small Company Growth Fund
Columbia Variable Portfolio - Strategic Income Fund
(each a "Fund", collectively the "Funds")

Item 77C - Matters submitted to a vote of security holders:

Columbia Variable Portfolio - Asset Allocation Fund

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions   Broker Non-Votes
105,265,358   5,700,329         8,805,078     0


Columbia Federal Securities Fund, Variable Series

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Variable Portfolio - Short Duration U.S. Government Fund (formerly known as RiverSource Variable Portfolio - Short Duration U.S. Government Fund) (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
61,066,854    1,834,419         4,309,277       0

The Reorganization was effective on May 2, 2011.

Columbia International Fund, Variable Series

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Variable Portfolio - International Opportunity Fund (formerly known as Threadneedle Variable Portfolio - International Opportunity Fund) (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
20,430,179    492,060           1,554,644       0

The Reorganization was effective on May 2, 2011.

Columbia Large Cap Growth Fund, Variable Series

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Variable Portfolio - Large Cap Growth Fund (formerly known as Seligman Variable Portfolio - Growth Fund) (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization").
The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
51,774,471    2,659,040         5,744,334       0

The Reorganization was effective on May 2, 2011.

Columbia Large Cap Value Fund, Variable Series

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Variable Portfolio - Diversified Equity Income Fund (formerly known as RiverSource Variable Portfolio - Diversified Equity Income Fund) (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
92,636,943    4,015,240         5,272,229       0

The Reorganization was effective on May 2, 2011.

Columbia Mid Cap Value Fund, Variable Series

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Variable Portfolio - Mid Cap Value Opportunity Fund (formerly known as RiverSource Variable Portfolio - Mid Cap Value Fund) (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization"). The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
17,114,795    320,690           1,618,258       0

The Reorganization was effective on May 2, 2011.



Columbia S&P 500 Index Fund, Variable Series

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve an Agreement and Plan of Reorganization pursuant to which the Fund will transfer its assets to Columbia Variable Portfolio - S&P 500 Index Fund (formerly known as RiverSource Variable Portfolio - S&P 500 Index Fund) (the "Buying Fund") in exchange for shares of the Buying Fund and the assumption by the Buying Fund of all of the liabilities of the Fund (the "Reorganization").
The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
19,213,116    129,362           1,148,545       0

The Reorganization was effective on May 2, 2011.


Columbia Variable Portfolio - Small Company Growth Fund

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
43,960,728    6,085,428         2,855,592       0

Columbia Variable Portfolio - Strategic Income Fund

At a Joint Special Meeting of Shareholders held on February 15, 2011, shareholders of the Fund considered a proposal to approve a proposed amendment to the Investment Management Services Agreement with Columbia Management Investment Advisers, LLC. The proposal was approved as follows:

Votes For     Votes Against     Abstentions     Broker Non-Votes
59,086,353    2,631,177         2,987,174       0

Item 77E - Legal Proceedings:

Information Regarding Pending and Settled
Legal Proceedings


In June 2004, an action captioned John E. Gallus et al. v.
American Express Financial Corp. and American Express
Financial Advisors Inc. was filed in the United States District Court for the District of Arizona. The plaintiffs allege that they are investors in several American Express Company mutual funds (branded as Columbia or RiverSource) and they purport to bring the action derivatively on behalf of those funds under the Investment Company Act of 1940. The plaintiffs allege that fees allegedly paid to the defendants by the funds for investment advisory and administrative services are excessive. The plaintiffs seek remedies including restitution and rescission of investment advisory and distribution agreements. The plaintiffs voluntarily agreed to transfer this case to the United States District Court for the District of Minnesota (the District Court). In response to defendants' motion to dismiss the complaint, the District Court dismissed one of plaintiffs' four claims and granted plaintiffs limited discovery. Defendants moved for summary judgment in April 2007. Summary judgment was granted in the defendants' favor on July 9, 2007. The plaintiffs filed a notice of appeal with the Eighth Circuit Court of Appeals (the Eighth Circuit) on August 8, 2007. On April 8, 2009, the Eighth
Circuit reversed summary judgment and remanded to the District Court for further proceedings. On August 6, 2009, defendants filed a writ of certiorari with the U.S. Supreme
Court (the Supreme Court), asking the Supreme Court to stay the District Court proceedings while the Supreme Court considers and rules in a case captioned Jones v. Harris
Associates, which involves issues of law similar to those presented in the Gallus case. On March 30, 2010, the Supreme
Court issued its ruling in Jones v. Harris Associates, and on April 5, 2010, the Supreme Court vacated the Eighth
Circuit's decision in the Gallus case and remanded the case to the Eighth Circuit for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On
June 4, 2010, the Eighth Circuit remanded the Gallus case to the District Court for further consideration in light of the Supreme Court's decision in Jones v. Harris Associates. On
December 9, 2010, the District Court reinstated its July 9,
2007, summary judgment order in favor of the defendants.
On January 10, 2011, plaintiffs filed a notice of appeal with the Eighth Circuit. In response to the plaintiffs' opening appellate brief filed on March 18, 2011, the defendants filed a response brief on May 4, 2011 with the Eighth Circuit. The plaintiffs filed a reply brief on May 26, 2011.

In December 2005, without admitting or denying the allegations, American Express Financial Corporation (AEFC, which is now known as Ameriprise Financial, Inc.
(Ameriprise Financial)), entered into settlement agreements with the Securities and Exchange Commission (SEC) and Minnesota Department of Commerce (MDOC) related to market timing activities. As a result, AEFC was censured and ordered to cease and desist from committing or causing any violations of certain provisions of the Investment Advisers
Act of 1940, the Investment Company Act of 1940, and various
Minnesota laws. AEFC agreed to pay disgorgement of $10 million and civil money penalties of $7 million. AEFC also agreed to retain an independent distribution consultant to assist in developing a plan for distribution of all disgorgement and civil penalties ordered by the SEC in accordance with various undertakings detailed at http://www.sec.gov/litigation/admin/ia-2451.pdf.
Ameriprise Financial and its affiliates have cooperated with the SEC and the MDOC in these legal proceedings, and have made regular reports to the funds' Boards of Directors/Trustees.

Ameriprise Financial and certain of its affiliates have historically been involved in a number of legal, arbitration and regulatory proceedings, including routine litigation, class actions, and governmental actions, concerning matters arising in connection with the conduct of their business activities.
Ameriprise Financial believes that the Funds are not currently the subject of, and that neither Ameriprise
Financial nor any of its affiliates are the subject of, any pending legal, arbitration or regulatory proceedings that are likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds. Ameriprise Financial is required to make 10-Q, 10-K and, as necessary, 8-K filings with the Securities and Exchange Commission on legal and regulatory matters that relate to Ameriprise Financial and its affiliates. Copies of these filings may be obtained by accessing the SEC website at www.sec.gov.

There can be no assurance that these matters, or the adverse publicity associated with them, will not result in increased fund redemptions, reduced sale of fund shares or other adverse consequences to the Funds. Further, although we believe proceedings are not likely to have a material adverse effect on the Funds or the ability of Ameriprise Financial or its affiliates to perform under their contracts with the Funds, these proceedings are subject to uncertainties and, as such, we are unable to estimate the possible loss or range of loss that may result. An adverse outcome in one or more of these proceedings could result in adverse judgments, settlements, fines, penalties or other relief that could have a material adverse effect on the consolidated financial condition or results of operations of Ameriprise Financial.



Item 77M/77Q1(g) - Mergers:

Columbia Variable Portfolio - Strategic Income Fund (the "Acquiring Fund") became the surviving entity in a reorganization with RiverSource Variable Portfolio - Strategic Income Fund, a series of RiverSource Variable Series Trust (the "Acquired Fund").

In September 2010, the Boards of Trustees of Columbia Funds Variable
Insurance Trust and RiverSource Variable Series Trust each approved an agreement and plan of reorganization (the "Agreement and Plan") providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities and obligations of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund. At a meeting of shareholders held on February 15, 2011, shareholders of the Acquired Fund approved the Agreement and Plan with respect to the applicable Reorganization.

Effective on April 29, 2011, the Acquiring Fund acquired all the assets of, and assumed all the liabilities and obligations of, the Acquired Fund, in complete liquidation of the Acquired Fund. Shareholders of each class of shares of the Acquired Fund received shares of the corresponding share class of the Acquiring Fund in accordance with the Agreement and Plan.

The registration statement of Columbia Funds Variable Insurance Trust on
Form N-14, which was filed with the Securities and Exchange Commission on July 22, 2011 (accession no. 0001193125-11-194664), is incorporated by reference, including without limitation the Agreement and Plan filed as Exhibit (4) to the registration statement and the applicable prospectus/proxy statement describing the applicable Reorganization, which was filed with the Securities and Exchange Commission on December 28, 2010
(accession no. 0001193125-10-289141).